UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2007

SVI MEDIA, INC.
(Formerly Oxford Media, Inc.)
(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation or organization)	000-51125 (Commission File Number)	20-3270909 (I.R.S. Employer Identification Number)

1520 W. Altorfer Drive
Peoria, Illinois 61615-1529
(Address of principal executive offices) (Zip Code)

(800) 255-1143
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation of a Registrant.

On December 21, 2007, the company and its wholly owned subsidiary, OxfordSVI, Inc.(collectively, the “Borrower”), executed a Promissory Note and Security Agreement (the “Note”) with Cantone Office Center, LLC (the “Lender”), pursuant to which the Borrower may borrow up to $1,500,000 from the Lender, subject to the discretion of the Lender and other conditions.  The initial advance under the Note was $200,000.

The Borrower is obligated to repay amounts due under the Note if, as and when “cash collateral” (as defined in the U.S. Bankruptcy Code) becomes available.  Outstanding principal under the Note accrues interest at 15% per annum, and the Borrower is required to pay accrued interest on the last day of each month.  The Borrower is required to repay the entire principle balance of the Note and all accrued and unpaid interest thereon on the first to occur of the following events: (1) March 19, 2008 (the “Maturity Date”), (2) the Borrower receiving permanent financing, (3) the transfer of all or substantially all of the Borrower’s assets, whether through a sale of assets, sale of stock, or any other method of transfer or (4) the Borrower’s default.

Upon the occurrence of (1) the filing of a plan of reorganization for confirmation by the Borrower, (2) the filing of a motion by the Borrower seeking to liquidate, sell or otherwise dispose of any or all assets of the Borrower or (3) the filing of a motion by the Borrower or other party in interest seeking conversion or dismissal of the bankruptcy petition, the Borrower will issue to the Lender shares of its Series C Convertible Preferred Stock representing 0.75% of the Borrower’s total fully diluted shares for each $100,000 loaned under the Note.  In the event certain pre-petition lenders make a successful credit bid for the Borrower, then, in lieu of issuing the Series C Convertible Preferred Stock, the Borrower will issue to the Lender shares of its common stock representing 11.25% of the Borrower’s total fully diluted shares.

Item 3.02 Unregistered Sales of Equity Securities.

Reference is made to Item 2.03 of this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SVI MEDIA, INC.
(Registrant)

/s/ MICHAEL T. HARDING
Michael T. Harding
President and Chief Executive Officer

DATE: January 4, 2008